UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 11, 2018

WATSCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

1-5581	59-0778222
(Commission File Number)	(IRS Employer Identification No.)

2665 South Bayshore Drive, Suite 901

Miami, Florida 33133

(Address of Principal Executive Offices, Including Zip Code)

(305) 714-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 11, 2018, Jason Epstein resigned from the Board of Directors (the “Board”) of Watsco, Inc., a Florida corporation (the “Company”). Mr. Epstein’s resignation was not due to any disagreement with the Company. Mr. Epstein was elected by the holders of the Company’s Common stock, and his term was to expire at the Company’s 2020 annual meeting of shareholders.

On December 13, 2018, the Board appointed J. Michael Custer to fill Mr. Epstein’s vacant position until the Company’s 2019 shareholder meeting and to serve on its Audit Committee. Mr. Custer leads the tax services practice as a Principal at Kaufman Rossin, one of the nation’s top 100 accounting firms, which he joined in 2001. Prior to Kaufman Rossin, he was a partner at Deloitte, where he was employed since 1986. He brings accounting and tax skills to the Board. Mr. Custer is a Certified Public Accountant.

Mr. Custer will participate in the standard non-management director compensation arrangements described in the section entitled “Director Compensation” that is included in the Company’s 2018 Proxy Statement filed with the Securities and Exchange Commission on April 27, 2018.

There are no arrangements or understandings between Mr. Custer, on the one hand, and any other person, on the other hand, pursuant to which he was appointed to the Board. Since the beginning of the Company’s last fiscal year, the Company has not engaged in any transactions, and there are no proposed transactions, or series of similar transactions, in which Mr. Custer was or is to be a participant and in which any related person had a direct or indirect material interest in which the amount involved exceeds or exceeded $120,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

WATSCO, INC.

Dated: December 14, 2018	By:	/s/ Ana M. Menendez
Ana M. Menendez,
Chief Financial Officer